Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2024 RESULTS

Continued momentum in recruiting and licensing, up 18% and 16%, respectively

Life-licensed sales force ended the quarter at 142,855, up 5%

Term Life net premiums grew 5%; adjusted direct premiums grew 6%

Investment and Savings Products sales of $2.8 billion, up 20%

Investment and Savings Products client asset values up 18%, ending the quarter at $103 billion

Earnings per diluted share (EPS) of $3.93 increased 14%; return on stockholders’ equity (ROE) was 25.9%

Diluted adjusted operating EPS of $3.91 increased 10%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) was 24.1%

Declared dividend of $0.75 per share, payable on June 12, 2024, and repurchased $109 million of common stock during the quarter

Duluth, GA, May 6, 2024 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended March 31, 2024. Total revenues of $742.8 million increased 8% compared to the first quarter of 2023. Net income of $137.9 million increased 8%, while earnings per diluted share of $3.93 increased 14% compared to the prior year period.

Adjusted operating revenues of $741.7 million increased 7% compared to the first quarter of 2023. Adjusted net operating income of $137.0 million increased 4%, while adjusted operating earnings per diluted share of $3.91 increased 10% compared to the prior year period.

Financial results during the first quarter of 2024 reflected the stability of the Company’s large in-force block of term life insurance, higher investment products sales, appreciation of client asset values, and the impact of higher interest rates on net investment income. Results were partly offset by weakness in the Senior Health business, which reported a loss of $14 million. Distribution results demonstrated sustained momentum in recruiting and the Company’s continued success in licensing new representatives.

“Our financial results reflect the fundamental strength in our core Term Life and ISP segments and the predictability of our model, particularly during uncertain times,” said Glenn Williams, Chief Executive Officer of Primerica, inc. “We started 2024 with solid momentum and we are well-positioned to grow the size of our sales force for the third consecutive year.”

First Quarter Distribution & Segment Results

Distribution Results
	Q1 2024	Q1 2023	% Change
Life-Licensed Sales Force	142,855	136,430	5%
Recruits	110,710	93,540	18%
New Life-Licensed Representatives	12,949	11,118	16%
Life Insurance Policies Issued	86,587	84,561	2%
Life Productivity (1)	0.20	0.21	*
Issued Term Life Face Amount ($ billions) (2)	$28.7	$28.1	2%
ISP Product Sales ($ billions)	$2.8	$2.3	20%
Average Client Asset Values ($ billions)	$99.5	$86.6	15%
Senior Health Submitted Policies (3)	16,068	19,826	(19)%
Senior Health Approved Policies (4)	15,023	18,413	(18)%
Closed U.S. Mortgage Volume ($ million brokered)	$71.4	$55.6	28%

(1)
Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month.
(2)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.
(3)
Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier.
(4)
Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force.

* Not calculated

Segment Results
	Q1 2024	Q1 2023	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$440,412	$421,069	5%
Investment and Savings Products	243,716	210,202	16%
Senior Health (1)	6,880	18,710	(63)%
Corporate and Other Distributed Products (2)	50,654	44,990	13%
Total adjusted operating revenues (2)	$741,662	$694,971	7%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$138,367	$130,541	6%
Investment and Savings Products	65,562	56,106	17%
Senior Health (1)	(14,153)	(3,762)	276%
Corporate and Other Distributed Products (2)	(11,708)	(11,008)	(6)%
Total adjusted operating income before income taxes (2)	$178,068	$171,877	4%

(1)
First quarter 2024 included a $7.8 million negative tail revenue adjustment reflecting an increase in plan switching.
(2)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

The attractiveness of Primerica’s business opportunity continues to generate a high degree of interest, creating momentum in both recruiting and licensing and fueling growth in the size of the sales force. During the first quarter, recruiting increased 18% compared to the same period in 2023 while new life licenses increased 16%. As of March 31, 2024, the Company had a total of 142,855 independent life-licensed representatives, a 5% increase year-over-year.

Term Life Insurance

Life insurance policies issued during the first quarter of 2024 increased 2% to 86,587, helping to drive $28.7 billion in term life face amount issued during the three months ended March 31, 2024. Productivity, as measured by the number of policies issued per life-licensed representative per month, was 0.20 policies compared to 0.21 policies in the first quarter of 2023.

Compared to the prior year period, first quarter revenues increased 5% to $440.4 million due principally to a 6% increase in adjusted direct premium. Pre-tax operating income of $138.4 million increased 6%. The benefits and claims ratio at 58.0% and the DAC amortization ratio at 12.2% were both stable year-over-year. The Term Life operating margin was 22.0%, in line with the prior year period

Investment and Savings Products

Total product sales of $2.8 billion during the first quarter increased 20% compared to the prior year period, driven by continued strong sales of mutual funds in both the U.S. and Canada as well as solid demand for variable annuities and managed accounts. On March 31, 2024, client asset values were $103 billion, up 18% year-over-year primarily due to strong equity market appreciation as well continued net client inflows of $274 million during the quarter.

First quarter revenues of $243.7 million increased 16% compared to the prior year period, while pre-tax operating income of $65.6 million increased 17% driven by a combination of strong sales and an increase in average client asset values. Sales-based commissions and fees revenues increased 23%, in line with a 24% increase in revenue generating product sales, while sales-based commission expenses increased 20%. Asset-based revenues increased 15%, in line with the growth in average client asset values. The change in asset-based commission expenses was consistent with asset-based revenues, excluding revenues on Canadian segregated funds. Expenses related to Canadian segregated funds are reflected in insurance commissions and amortization of DAC.

Senior Health

During the first quarter of 2024, a total of 15,023 policies were approved by carriers, representing 18% fewer policies than in the prior year period due to fewer tenured agents and the negative impact of an industry-wide service disruption in a third-party service provider that affected the ability of our agents to verify plan eligibility. The lifetime value of commissions per approved policy (“LTV”) was $926, while contract acquisition costs per approved policy (“CAC”) were $901 for a LTV/CAC ratio of 1.0.

First quarter revenues of $6.9 million included a $7.8 million negative tail revenue adjustment. The tail adjustment was largely driven by an increase in plan switching. Total contract acquisition costs declined 10% year-over-year, reflecting lower sales volume, while operating expenses remained unchanged. The operating loss was $14.2 million compared to a loss of $3.8 million in the prior year period. The Company did not contribute cash to the segment during the first quarter of 2024, nor does it expect to do so for the remainder of the year.

Corporate and Other Distributed Products

During the first quarter of 2024, the segment recorded an adjusted operating loss of $11.7 million compared to an adjusted operating loss of $11.0 million in the prior year period. Adjusted net investment income increased $6.6 million from the continued benefit of higher interest rates and growth in the size of the invested asset portfolio. Insurance and other operating expenses increased $7.4 million due to higher growth-related technology costs and employee-related compensation increase.

Capital

The Company repurchased 465,938 shares of common stock for $109 million during the first quarter of 2024 and the Board of Directors has approved a dividend of $0.75 per share, payable on June 12, 2024 to stockholders of record on May 21, 2024.

Primerica has a strong balance sheet, including invested assets and cash at the holding company of $281 million. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 430% as of March 31, 2024.

Subsequent Event

In April 2024, the Company executed agreements providing for the payment of certain claims filed by the Company under a Representation and Warranty insurance policy negotiated and purchased in connection with the acquisition of e-TeleQuote Insurance. The claims made by the Company involved breaches of certain representations and warranties relating to the pre-acquisition financial statements made by the sellers of e-TeleQuote in connection with the acquisition. The Company will recognize a gain in earnings during the three months ended June 30, 2024 of $50 million, which is equal to the aggregate proceeds to be received from the third-party insurers under the policy, reflecting the full coverage under the policy. The proceeds of this claim will be excluded from second quarter adjusted operating results to provide comparability to the prior year results.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.

Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.

Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses), including credit impairments, and fair value mark-to-market (“MTM”) investment adjustments for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations.

Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income. We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Tuesday, May 7, 2024, at 10:00 a.m. Eastern, to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; litigation and regulatory investigations and actions concerning us or sales representatives; differences between our actual experience and our expectations regarding mortality, persistency, disability or insurance as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; we may not be able to execute an effective senior health insurance business strategy; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policy retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election period; the loss of a key carrier, or the modification of commission rates or underwriting practices with a key carrier partner could adversely affect e-TeleQuote’s business; a significant change to or disruption in the mortgage lenders’ mortgage businesses or an inability of the mortgage lenders to satisfy their contractual obligations to us; economic downcycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our or a third-party partner’s information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; any failure to protect the confidentiality of client information; the current legislative and regulatory climate with regard to privacy and cybersecurity; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; the efficiency and success of business initiatives to enhance our technology, products and services; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5.7 million lives and had approximately 2.9 million client investment accounts on December 31, 2023. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2023. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2024	December 31, 2023
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,782,140	$2,719,467
Fixed-maturity security held-to-maturity, at amortized cost	1,376,400	1,386,980
Short-term investments available-for-sale, at fair value	271	276
Equity securities, at fair value	26,647	29,680
Trading securities, at fair value	3,253	18,383
Policy loans and other invested assets	50,835	51,175
Total investments	4,239,546	4,205,961
Cash and cash equivalents	593,399	613,148
Accrued investment income	24,991	23,958
Reinsurance recoverables	2,920,417	3,015,777
Deferred policy acquisition costs, net	3,503,940	3,447,234
Renewal commissions receivable	176,298	190,258
Agent balances, due premiums and other receivables	287,459	273,066
Goodwill	127,707	127,707
Intangible assets, net	172,400	175,025
Income taxes	120,126	123,514
Operating lease right-of-use assets	52,135	53,693
Other assets	356,025	382,549
Separate account assets	2,334,911	2,395,842
Total assets	$14,909,354	$15,027,732

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,548,050	$6,742,025
Unearned and advance premiums	15,855	14,876
Policy claims and other benefits payable	517,468	513,803
Other policyholders' funds	421,027	435,094
Note payable	593,909	593,709
Surplus note	1,376,028	1,386,592
Income taxes	197,714	135,247
Operating lease liabilities	60,494	61,358
Other liabilities	581,342	583,434
Payable under securities lending	76,648	99,785
Separate account liabilities	2,334,911	2,395,842
Total liabilities	12,723,446	12,961,765

Stockholders' equity

Common stock	346	350
Paid-in capital	-	-
Retained earnings	2,285,937	2,276,946
Accumulated other comprehensive income (loss), net of income tax:
Effect of change in discount rate assumptions on the liability for future policy benefits	92,853	(39,086)
Unrealized foreign currency translation gains (losses)	(11,691)	(2,235)
Net unrealized investment gains (losses) on available-for-sale securities	(181,537)	(170,008)
Total stockholders' equity	2,185,908	2,065,967
Total liabilities and stockholders' equity	$14,909,354	$15,027,732

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2024	2023
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$841,047	$817,872
Ceded premiums	(409,764)	(405,347)
Net premiums	431,283	412,525
Commissions and fees	255,021	231,547
Net investment income	37,806	31,065
Investment gains (losses)	1,305	(4,608)
Other, net	17,415	19,507
Total revenues	742,830	690,036

Benefits and expenses:
Benefits and claims	166,321	163,265
Future policy benefits remeasurement (gain) loss	55	559
Amortization of deferred policy acquisition costs	72,049	67,923
Sales commissions	131,138	110,874
Insurance expenses	63,149	61,125
Insurance commissions	9,634	8,138
Contract acquisition costs	13,533	14,984
Interest expense	6,771	6,690
Other operating expenses	100,944	89,536
Total benefits and expenses	563,594	523,094
Income before income taxes	179,236	166,942
Income taxes	41,332	38,843
Net income	$137,904	$128,099

Earnings per share:
Basic earnings per share	$3.94	$3.47
Diluted earnings per share	$3.93	$3.46

Weighted-average shares used in computing earnings per share:
Basic	34,883	36,710
Diluted	34,937	36,804

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended March 31,
	2024	2023	% Change
	(In thousands, except per-share amounts)
Total revenues	$742,830	$690,036	8%
Less: Investment gains (losses)	1,305	(4,608)
Less: 10% deposit asset MTM included in NII	(137)	(327)
Adjusted operating revenues	$741,662	$694,971	7%

Income before income taxes	$179,236	$166,942	7%
Less: Investment gains (losses)	1,305	(4,608)
Less: 10% deposit asset MTM included in NII	(137)	(327)
Adjusted operating income before income taxes	$178,068	$171,877	4%

Net income	$137,904	$128,099	8%
Less: Investment gains (losses)	1,305	(4,608)
Less: 10% deposit asset MTM included in NII	(137)	(327)
Less: Tax impact of preceding items	(269)	1,151
Adjusted net operating income	$137,005	$131,883	4%

Diluted earnings per share (1)	$3.93	$3.46	14%
Less: Net after-tax impact of operating adjustments	0.02	(0.11)
Diluted adjusted operating earnings per share (1)	$3.91	$3.57	10%

(1)
Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended March 31,
	2024	2023	% Change
	(In thousands)
Direct premiums	$836,321	$812,880	3%
Less: Premiums ceded to IPO coinsurers	206,502	220,240
Adjusted direct premiums	629,819	592,640	6%

Ceded premiums	(408,558)	(404,044)
Less: Premiums ceded to IPO coinsurers	(206,502)	(220,240)
Other ceded premiums	(202,056)	(183,804)
Net premiums	$427,763	$408,836	5%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended March 31,
	2024	2023	% Change
	(In thousands)
Total revenues	$51,822	$40,055	29%
Less: Investment gains (losses)	1,305	(4,608)
Less: 10% deposit asset MTM included in NII	(137)	(327)
Adjusted operating revenues	$50,654	$44,990	13%

Loss before income taxes	$(10,540)	$(15,943)	34%
Less: Investment gains (losses)	1,305	(4,608)
Less: 10% deposit asset MTM included in NII	(137)	(327)
Adjusted operating loss before income taxes	$(11,708)	$(11,008)	(6)%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited)

	March 31, 2024	December 31, 2023	% Change
	(In thousands)
Stockholders' equity	$2,185,908	$2,065,967	6%
Less: Net unrealized gains (losses)	(181,537)	(170,008)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	92,853	(39,086)
Adjusted stockholders' equity	$2,274,592	$2,275,061	0%